Exhibit 99.1

STELLAR PHARMACEUTICALS SIGNS LICENSING AGREEMENT FOR DISTRIBUTION

AND SALE OF URACYST® IN SOUTH KOREA

- Company Continues Aggressive Expansion of Global Out-Licensing Program -

LONDON, Ontario October 26, 2009 – Stellar Pharmaceuticals Inc. ("Stellar" or “the Company”) (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that it has signed a licensing agreement for the distribution and sale of one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS"), in South Korea with Jeilmedix Pharmaceutical Co ("Jeilmedix ").

Stellar markets Uracyst® directly in Canada.  In addition,  Uracyst® is currently being distributed in Italy, Belgium, Luxemburg, the Netherlands, Denmark, Sweden, Norway, Finland, Iceland, Turkey, United Kingdom and the Republic of Ireland through out-license agreements. Stellar also has out-license agreements in place for Uracyst® in Israel, United States and China - territories currently awaiting regulatory approvals. South Korea has now been added to this list.

Established in 1998, Daegu based Jeilmedix is a major importer of prescription medicines and medical devices from Germany, the United States and Canada into Korea.  One of Jeilmedix’s major focus areas is urology, the primary target market for Uracyst®.

Following the obtainment of regulatory approval for the import and sale of Uracyst® by the Korea Food and Drug Administration, it is expected that Jeilmedix will commercially launch the product in the third quarter of 2010.  Under the terms of the agreement, Jeilmedix will pay Stellar an upfront licensee fee in addition to a specified transfer price in exchange for the rights to an exclusive license for this territory.  The agreement has an initial five-year term and may be renewed for an additional three-year term with the mutual consent of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "We are very pleased to be working with Jeilmedix, a company that enjoys a strong presence in this significant territory with a population of over 46 million.  This agreement is in keeping with the Company’s overall growth strategy – selling direct in Canada and out-licensing our proprietary products into the global marketplace.  We look forward to building a successful long-term relationship with Jeilmedix."

About Jeilmedix Pharmaceutical Co.

Jeilmedix is an importer and distributor specializing in pharmaceutical products and medical devices based in South Korea.  The company imports and distributes directly to their 2,500 customers, utilizing a well-trained sales force currently totaling 68 representatives.  Urology, OBGYN, Dermatology and Orthopedics are Jeilmedix’s major therapeutic areas. The company is privately owned and had total aggregate revenue of US$6,879,000 in 2008.

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers. The glycosaminoglycan ("GAG") is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence.  When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/PBS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patients quality of life.

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function.  Uracyst® was developed to replenish this defect.  Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturation the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief. Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.

Jeilmedix Pharmaceutical Co.

Peter Riehl

Sung-Jo Choi

President & CEO

Chief Marketing & Intl. Trading Officer

800-639-0643 or 519-434-1540

+82-53-628-0273 or+82-16-533-1766

Or

Arnold Tenney

705-445-9505

       Or

Stephen Kilmer

905-690-2400 x 21